                                                                  EXECUTION COPY

                              STOCKHOLDER AGREEMENT

         THIS STOCKHOLDER AGREEMENT, dated as of January 3, 2001 (this "Agreement"), is made and entered into by and among Hotel Reservations Network, Inc., a Delaware corporation ("Parent"), Wonsub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Sub"), and the undersigned stockholder ("Stockholder").

                                   WITNESSETH

         WHEREAS, concurrently herewith, Parent, Sub and TravelNow.com Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"), pursuant to which Sub will be merged with and into the Company (the "Merger"); capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement; and

         WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that Stockholder agree, and Stockholder has agreed, to enter into this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein and the benefits to be received by the parties under the terms of the Merger Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

         1.       DEFINITIONS.  For purposes of this Agreement:

                  (a) "Acquisition Proposal" shall mean any agreement, offer or proposal (other than the transactions among the Company, Parent and Sub contemplated in the Merger Agreement) involving the Company or any of its Subsidiaries for: (i) any merger, consolidation, share exchange, recapitalization, reorganization, business combination, or other similar transaction, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions, or (iii) any tender offer or exchange offer for all or any portion of the outstanding shares of capital stock of the Company or any of its Subsidiaries or the filing of a registration statement under the Securities Act of 1933 in connection therewith, but shall not include the Second Transaction (as defined herein).

                  (b) "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

                  (c) "Alternative Closing Date" shall have the meaning ascribed to such term in Section 4(b).

                  (d) "Alternative Transaction" shall have the meaning ascribed to such term in Section 4(a).

                  (e) "Alternative Transaction Consideration" shall mean all cash, securities, settlement or termination amounts, notes or other debt instruments, and other consideration received or to be received, directly or indirectly, by Stockholder and his Affiliates (excluding officers and directors of the Company) in connection with or as a result of an Alternative Transaction or any agreements or arrangements (including, without limitation, any employment agreement, consulting agreement, non-competition agreement, confidentiality agreement, settlement agreement or release agreement) entered into, directly or indirectly, by Stockholder or his Affiliates (excluding officers and directors of the Company) as a part of or in connection with the Alternative Transaction or associated Acquisition Proposal.

                  (f) "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean bearing "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include (i) securities Beneficially Owned by all other Persons (who are Affiliates of such Person excluding officers and directors of the Company) who together with such Person would constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act and (ii) securities Beneficially Owned by that Person's spouse and children.

                  (g) "Cash Profit" shall have the meaning ascribed to such term in Section 4(e).

                  (h) "Current Transaction Consideration" shall mean the sum of all amounts to be received, directly or indirectly, by Stockholder and his Affiliates pursuant to all of the Transaction Documents as in effect on the date hereof.

                  (i) "Deferred Consideration" shall have the meaning ascribed to such term in Section 4(d).

                  (j) "Discount Rate" shall have the meaning ascribed to such term in Section 4(d).

                  (k) "Disposition Shares" shall have the meaning ascribed to such term in Section 4(c).

                  (l) "Person" shall mean an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

                  (m) "Profit Receipt Date" shall have the meaning ascribed to such term in Section 4(e)(ii).

                  (n) "Second Transaction" shall have the meaning ascribed to such term in Section 4(g).

                  (o) "Second Transaction Consideration" shall mean the sum of all amounts to be received, directly or indirectly, by Stockholder and his Affiliates (excluding officers and directors of the Company) in connection with or as a result of a Second Transaction or any agreements or arrangements entered into, directly or indirectly, by Stockholder or his Affiliates as a part of or in connection with the Second Transaction.

                  (p) "Shares" shall mean, with respect to Stockholder, all shares of Company Common Stock held of record or Beneficially Owned by Stockholder, whether currently issued or hereinafter acquired, and for the purposes of Section 4 of this Agreement shall also include, without duplication, any securities convertible into, or exercisable or exchangeable for, shares of Company Common Stock, including without limitation any stock options held of record or Beneficially Owned by Stockholder.

                  (q) "Termination Date" shall mean the date that the Merger Agreement has been terminated.

                  (r) "Underlying Shares" shall mean the shares of Company Common Stock issuable to Stockholder upon the exercise by Stockholder of the Options Beneficially Owned by him.

         2.       VOTING MATTERS.

                  (a) From and after the date of this Agreement and ending as of the first to occur of the Effective Time or the Termination Date, at any meeting of the holders of Company Common Stock, however called, or in any other circumstance upon which the vote, consent or other approval of holders of the Company Common Stock is sought, Stockholder shall vote (or cause to be voted) his issued and outstanding Shares:

                           (i)      against any action or agreement that would
result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; and

                           (ii)     against the following actions (other than
the Merger and the transactions contemplated by the Merger Agreement):

                                    (A)      any Acquisition Proposal other
than an Acquisition Proposal with Parent or any Affiliate thereof, and

                                    (B)      to the extent that such (1) are
intended to, or could reasonably be expected to, impede, interfere with, delay, postpone, or adversely affect the Offer, the Merger or the transactions contemplated by the Merger Agreement or this Agreement or (2) are intended to, or could reasonably be expected to, implement or lead to any Acquisition Proposal (other than an Acquisition Proposal with Parent or any Affiliate thereof): (x) any change in a majority of the persons who constitute the board of directors of the Company; (y) any change in the present capitalization of the Company or any amendment of the Company's certificate of incorporation or by-laws (other than as expressly contemplated by the Merger Agreement); or (z) any other material change in the Company's corporate structure or business.

                  (b) From and after the date of this Agreement and ending as of the first to occur of the Effective Time or the Termination Date, Stockholder shall not enter into any agreement or understanding with any Person the effect of which would be inconsistent with or violate the provisions and agreements contained in this
Section 2.

                  (c) Nothing herein shall in any way restrict or limit Stockholder from taking any action in his capacity as a director or officer of the Company or otherwise fulfilling his fiduciary obligations as a director and officer of the Company.

         3.       TENDER AGREEMENT AND OPTION EXERCISE.

                  (a) Stockholder hereby agrees that he shall (i) tender all of his Shares into the Offer promptly, and in any event no later than the third business day following the commencement of the Offer, and (ii) not withdraw any Shares so tendered prior to the occurrence of the Termination Date.

                  (b) In the event that (i) the Minimum Condition is not satisfied, (ii) Sub notifies Stockholder that Sub is prepared to close the tender but for the fact that the Minimum Condition is not satisfied, and (iii) the tender by Stockholder of the Underlying Shares, together with the tender by any other stockholders of the Company of their Underlying Shares pursuant to any Stockholder Agreements among Parent, Sub and such stockholders would cause the Minimum Condition to be satisfied, then Stockholder hereby agrees that, at any time prior to the Termination Date, immediately upon the request of Sub, he shall exercise all of the Options Beneficially Owned by him, the exercise price of which is then equal to or less than the Offer Consideration, and immediately tender the Underlying Shares received upon such exercise into the Offer (and not withdraw such Underlying Shares so tendered). Sub shall advance to Stockholder the funds necessary to pay the exercise price of such Options, and Stockholder shall repay Sub the amount of such advance, without interest, immediately upon receipt of the Offer Consideration by him for his Underlying Shares.

                  (c) In the event that (i) the Offer has been consummated, (ii) the Stockholder has not exercised his Options pursuant to
Section 3(b), (iii) Sub has acquired pursuant to the Offer a number of shares of Company Common Stock which constitutes, on a fully diluted basis (as defined in Section 1.1 of the Merger Agreement), less than 90% of the outstanding shares of Company Common Stock, and (iv) the shares of Company Common Stock acquired by Sub pursuant to the Offer or otherwise, together with the Underlying Shares and the Underlying Shares under any other Stockholder Agreements among Parent, Sub and any other stockholders of the Company, aggregate at least 90% of the outstanding shares of Company Common Stock, then Stockholder hereby agrees that, immediately upon the request of Sub, he shall
(y) exercise all of the Options Beneficially Owned by him, the exercise price of which is then equal to or less than the Offer Consideration, and (z) immediately sell to Sub each Underlying Share received upon such exercise, free and clear of all Liens, in consideration of an amount equal to the Offer Consideration as in effect on the date of this Agreement.

                  (d) Except as may be required by Section 3(b) or Section 3(c), Stockholder hereby agrees that he shall not exercise any Options that he Beneficially Owns.

         4.       CAPTURE. The Stockholder agrees:

                  (a) In the event that the Merger Agreement shall have been terminated under circumstances where Parent is entitled to receive a fee, Parent, as provided in this Section 4, shall be entitled to receive ninety percent (90%) of all Profit (as defined below) received by the Stockholder from the consummation of any Acquisition Proposal that is entered into (including by way of announcement of an intent to commence a tender or exchange offer) or consummated upon such termination or within 548 days thereafter (an "Alternative Transaction").

                  (b) "Profit" shall be calculated as of the date of the consummation of the Alternative Transaction (the "Alternative Closing Date") and shall mean the excess, if any, of (i) the Alternative Transaction Consideration (as defined below), over (ii) the product of (determined without duplication) the sum of (x) the number of Shares held by the Stockholder and that were sold, exchanged or otherwise disposed of as a part of the Alternative Transaction and (y) the number, if any, of Disposition Shares (as defined below), times (z) $4.16 (the "Current Transaction Consideration").

                  (c) "Alternative Transaction Consideration" shall mean all cash, securities, settlement or termination amounts, notes, or other debt instruments, and other consideration received or to be received, directly or indirectly, by the Stockholder (i) in respect of the Shares held by the Stockholder that were sold, exchanged or otherwise disposed of (x) as a part of the Alternative Transaction and (y) by the Stockholder after the termination of the Merger Agreement and prior to the Alternative Closing Date (the Shares under this clause (y) being referred to as "Disposition Shares") and (ii) in respect of any agreements or arrangements (including, without limitation, any employment agreement (except a bona fide employment agreement pursuant to which the Stockholder is required to devote, and under which the Stockholder in good faith intends to devote, substantially, all of his business time and effort to the performance of executive services for the Company), consulting agreement, non-competition agreement, confidentiality agreement, settlement agreement or release agreement) entered into, directly or indirectly, by the Stockholder as a part of or in connection with the Alternative Transaction.

                  (d) For purposes of determining whether a Profit exists and the value of the Alternative Transaction Consideration (i) all securities and other non-cash items shall be valued as mutually agreed, and, absent such agreement, based upon the fair market value thereof as determined by an independent expert selected by Parent and who is reasonably acceptable to the Stockholder (the cost of which shall be equally borne by Parent and the Stockholder), (ii) all deferred payments or consideration ("Deferred Consideration") shall be discounted to the net present value thereof at a discount rate (the "Discount Rate") as mutually agreed or as determined by such independent expert to be a market rate, and (iii) all contingent payments will be assumed to have been paid.

                  (e) If a Profit is determined to exist, then Parent shall be entitled to participate in such Profit as follows:

                           (i)      To the extent that a Profit is determined
to exist solely by reason of the receipt, as of the Alternative Closing Date, of Alternative Transaction

Consideration in the form of cash and equity securities and not taking into account any other Alternative Transaction Consideration (such Profit being referred to as a "Cash Profit"), then the Stockholder shall:

                                    (A)      pay and assign to Parent ninety
percent (90%) of the amount of such Cash Profit with such payment and assignment being comprised of cash and equity securities in the same ratio as such items comprised the Alternative Transaction Consideration, and

                                    (B)      assign to Parent ninety percent
(90%) of the amount of all Alternative Transaction Consideration consisting of items other than cash and equity securities.

                           (ii)     If clause (i) is not applicable and if a
Profit is determined to exist, then, at such time as a Profit Receipt Date (as defined herein) has occurred, Stockholder shall then promptly assign to Parent ninety percent (90%) of the amount of all Alternative Transaction Consideration that is payable or that may be received from and after the Profit Receipt Date. "Profit Receipt Date" shall mean that point in time that the amount of cash (including cash proceeds from debt securities, other non-cash items, Deferred Compensation and contingent payments) and equity securities actually received by the Stockholder as a part of the Alternative Transaction Consideration (or from the disposition of any portion of the Alternative Transaction Consideration) equals the amount of the Current Transaction Consideration.

                  (f) Any assignment of non-cash items of Alternative Transaction Consideration by Stockholder hereunder shall be free and clear of all Liens (other than those arising under the terms of the Alternative Transaction Consideration assigned) and shall include any registration or similar rights to which the Stockholder is entitled. Any payment of cash items of Alternative Transaction Consideration by Stockholder hereunder shall be made to Parent or its designee, within two (2) business days of its receipt by the Stockholder. Any non-cash items to be delivered to Parent shall be delivered with two (2) business days following receipt by Stockholder. Notwithstanding the provisions of this Section 4(f), upon Parent's written request to Stockholder, Stockholder shall direct the purchaser in the Alternative Transaction to forward the portion of the Profit to which Parent is entitled hereunder directly to Parent at the time such Profit would otherwise by paid to Stockholder.

                  (g) In the event that after the date of this Agreement, the amount of consideration to be received by the holders of Company Common Stock in connection with the Merger should be increased (a "Second Transaction"), then, as may be requested by Parent, the Stockholder shall either (i) execute and deliver to Parent such documents or instruments as may be necessary to waive the right to receive ninety percent (90%) of such increase to the extent that such increase results in any Profit or (ii) tender and pay and assign, or cause to be paid and assigned, to Parent, or its designee, ninety percent (90%) of the Profit realized from such Second Transaction in the same form of consideration delivered by Parent to the Stockholder in connection with the Second Transaction. As used in this Section 4(g), Profit shall mean an amount equal to the excess, if any, of (y) the per share Second Transaction Consideration over (z) $4.16.

         5.       COVENANTS, REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER.

                  (a) Stockholder hereby represents, warrants and covenants to Parent and Sub as follows:

                           (i)      OWNERSHIP. Stockholder is either (A) the
record and Beneficial Owner of, or (B) the Beneficial Owner but not the record holder of, the number of issued and outstanding shares of Company Common Stock set forth on Part I of Schedule A hereto and the Options set forth on Part II of Schedule A hereto. As of the date of this Agreement, the shares of Company Common Stock set forth on Schedule A hereto constitute all of the issued and outstanding Shares owned of record or Beneficially Owned by Stockholder. Except as otherwise set forth in Schedule A hereto, Stockholder has sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares set forth on Schedule A hereto, with no material limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

                           (ii)     POWER; BINDING AGREEMENT. Stockholder has
the legal capacity, power and authority to enter into and perform all of Stockholder's obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by Stockholder of the transactions contemplated hereby. If Stockholder is married and Stockholder's Shares or Options constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Stockholder's spouse, enforceable against such person in accordance with its terms.

                           (iii)    NO CONFLICTS. Except for the filing of an
amendment to Stockholder's Schedule 13D or 13G, if any, and filings required under Section 16 of the Exchange Act, if any, no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by Stockholder or the consummation by Stockholder of the transactions contemplated hereby, except where the failure to obtain or make such consent, permit, authorization, approval or filing would not interfere with Stockholder's ability to perform his obligations hereunder, and none of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof shall (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Stockholder is a party or by which Stockholder or any of his properties or assets may be bound, or (B) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Stockholder or any of his properties or assets, in each such case except to the extent that any conflict, breach, default or violation would not interfere with the ability of Stockholder to perform his obligations hereunder.

                           (iv)     NO ENCUMBRANCES. Except (A) as required
herein and (B) items listed in Part I to Schedule A which shall be released or modified to comply with Section 5(a)(vi) not later than 10 business days after the date hereof, at all times thereafter during the term hereof, all of Stockholder's Shares and Options as set forth on Schedule I hereto will be held by Stockholder, an Affiliate of Stockholder, or by a nominee or custodian for the benefit of Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any liens, claims, understandings or arrangements that do not limit or impair Stockholder's ability to perform his obligations under this Agreement.

                           (v)      NO SOLICITATION. Stockholder shall comply
with the terms of Section 6.2 of the Merger Agreement.

                           (vi)     RESTRICTION ON TRANSFER, PROXIES AND
NON-INTERFERENCE. Except as expressly contemplated hereby, from and after the date of this Agreement and ending as of the first to occur of the Effective Time or the 548th day following the Termination Date, Stockholder shall not, and shall cause each of his Affiliates who Beneficially Own any of Stockholder's Shares not to, directly or indirectly, without the consent of
Parent: (A) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of his Shares, or any interest therein, (B) grant any proxies or powers of attorney, deposit any or all of his Shares into a voting trust or enter into a voting agreement with respect to his Shares, (C) enter into any agreement or arrangement providing for any of the actions described in clause (A) or (B) above, or (D) take any action that could reasonably be expected to have the effect of preventing or disabling Stockholder from performing his obligations under this Agreement; provided, however, that after the occurrence of the Termination Date, Stockholder may, in accordance with Section 4, sell or tender any or all of his Shares, or take any of the other actions described above, in connection with an Acquisition Proposal.

                           (vii)    FURTHER ASSURANCES. From time to time, at
Parent's request and without further consideration, Stockholder shall execute and deliver such additional documents as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

                  (b) Parent and Sub hereby represent, warrant and covenant to Stockholder as follows:

                           (i)      ORGANIZATION, STANDING AND CORPORATE POWER.
Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with adequate corporate power and authority to own its properties and carry on its business as presently conducted. Each of Parent and Sub has the corporate power and authority to enter into and perform all of its obligations under this Agreement and to consummate the transactions contemplated hereby.

                           (ii)     NO CONFLICTS. Except for the filing of an
amendment to Parent's Schedule 13D, no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by either Parent or Sub and the consummation by Parent and Sub of the transactions contemplated hereby, except where the failure to obtain such consent, permit, authorization, approval or filing would not interfere with its ability to perform its obligations hereunder, and none of the execution and delivery of this Agreement by Parent or Sub, the consummation by Parent or Sub of the transactions contemplated hereby or compliance by Parent and Sub with any of the provisions hereof shall (A) conflict with or result in any breach of any applicable organizational documents applicable to Parent or Sub, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent or Sub is a party or by which Parent or Sub or any of Parent's or Sub's properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Parent or Sub or any of Parent's or Sub's properties or assets, in each such case except to the extent that any conflict, breach, default or violation would not interfere with the ability of Parent or Sub to perform its obligations hereunder.

                           (iii)    CORPORATE ACTION OF PARENT AND SUB. Each of
Parent and Sub has taken all actions required by law, its certificate of incorporation and its by-laws to consummate the transactions contemplated by this Agreement. This Agreement constitutes the valid and binding obligations of Parent and Sub and is enforceable in accordance with its terms, except as enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally.

                  (c) Stockholder hereby represents and warrants to Parent and Sub that the Board of Directors of the Company has approved the terms of this Agreement and the transactions contemplated herein and such approval is sufficient to render inapplicable to this Agreement and the transactions contemplated herein the provisions of Section 203 of the Delaware General Corporation Law.

                  (d) Stockholder hereby represents and warrants to Parent and Sub that Stockholder is a resident of the State of Missouri.

         6. STOP TRANSFER. From and after the date of this Agreement and ending as of the first to occur of the Effective Time or the 548th day following the Termination Date, Stockholder will not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of Stockholder's Shares, except as otherwise contemplated hereby, including, without limitation, the proviso contained in Section 5(a)(vi).

         7. RECAPITALIZATION. In the event of a stock dividend or distribution, or any change in the Shares by reason of any split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall include, without limitation, all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged as may be appropriate to reflect such event.

         8. STOCKHOLDER CAPACITY. Except as set forth in Section 5(a)(v), Stockholder does not make any agreement or understanding herein in his capacity as a director or officer of the Company and nothing herein shall limit or affect any action taken by Stockholder in such capacity.

         9. MERGER AGREEMENT AND OPTIONS. Stockholder hereby consents and agrees to the treatment of Options Beneficially Owned by Stockholder or his Affiliates as set forth in the Merger Agreement.

         10.      MISCELLANEOUS.

                  (a) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                  (b) AMENDMENTS, WAIVERS, ETC. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

                  (c) NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

         (i) if to Parent or Sub, to:

                  Hotel Reservations Network, Inc.
                  8140 Walnut Hill Lane, Suite 800
                  Dallas, Texas 75231
                  Attn: Gregory S. Porter
                  Telecopy:

         with copies to:

                  Sayles, Lidji & Werbner
                  Renaissance Tower, Suite 4400
                  1201 Elm Street
                  Dallas, Texas  75270
                  Attn:  Brian M. Lidji
                  Telecopy:  (214) 939-8787

                  and

                  Vinson & Elkins L.L.P.
                  3700 Trammell Crow Center
                  2001 Ross Avenue
                  Dallas, Texas  75201-2975
                  Attn:  Jeffrey A. Chapman
                  Telecopy:   (214) 999-7797

         (ii) if to Stockholder, to:

                  Christopher Kuhn
                  9171 E. Mason Lane
                  Rogersville, MO  65742
                  Telecopy:  (417) 520-1159

         with a copy to:

                  Shook, Hardy & Bacon, LLP
                  1010 Grand Blvd., 5th Floor
                  Kansas City, Missouri  64106-0607
                  Attn:  Kevin R. Sweeney, Esq.
                  Telecopy:  (816) 842-3190

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

                  (d) SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                  (e) SPECIFIC PERFORMANCE. Each of the parties hereto recognizes and acknowledges that a breach by Stockholder of any covenants or agreements contained in this Agreement will cause Parent and Sub to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach Parent or Sub shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which they may be entitled at law or in equity.

                  (f) REMEDIES CUMULATIVE. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

                  (g) NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                  (h) NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any Person who or which is not a party hereto; provided that, in the event of Stockholder's death, the benefits and obligations of Stockholder hereunder shall inure to his successors and heirs.

                  (i) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

                  (j) JURISDICTION. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph and shall not be deemed to be a general submission to the jurisdiction of said Court or in the State of Delaware other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

                  (k) DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  (l) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement. This Agreement shall not be effective as to any party hereto until such time as this Agreement or a counterpart thereof has been executed and delivered by each party hereto.

                  (m) TRUST FUNDS. In the event that any party hereto should receive any funds that are to be paid to another party pursuant to the terms of this Agreement, then the receiving party shall hold such funds in trust for the benefit of the party entitled to receive such funds and shall promptly pay such funds to the party entitled to receive such funds in accordance with this Agreement.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first written above.



PARENT:                                HOTEL RESERVATIONS NETWORK, INC.


                                       By: /s/ Robert Diener
                                          --------------------------------------
                                             Robert Diener
                                             President


SUB:                                   WONSUB, INC.


                                       By: /s/ Robert Diener
                                          --------------------------------------
                                             Robert Diener
                                             President


STOCKHOLDER:                           /s/ Christopher Kuhn
                                       -----------------------------------------
                                       Christopher Kuhn

                                   SCHEDULE A



Part I
------

53,333





Part II
-------

281,516

















                                       A-1